EXHIBIT 99.1

Contact:	Aaron's, Inc.	SCR Partners
	Garet Hayes	Jeff Black
	Director of Public Relations	615.760.3679
	678.402.3000	JBlack@scr-ir.com

Aaron's, Inc. Reports Second Quarter 2016 Results

•	Total Revenues $789.4 Million

•	Net Earnings $38.5 Million; Diluted EPS $.53

•	Non-GAAP Diluted EPS $.59

•	Progressive Revenues Up 17%; Active Doors Up 19%

•	Updates 2016 Outlook

ATLANTA, July 29, 2016 - Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, today announced financial results for the three and six month periods ended June 30, 2016.
For the second quarter of 2016, revenues increased 2.6% to $789.4 million compared with $769.0 million for the second quarter of 2015. Net earnings decreased 5.0% to $38.5 million compared with $40.5 million in the prior year period. Diluted earnings per share were $.53 compared with $.56 per share a year ago. Non-GAAP diluted EPS were $.59 compared with $.61 last year. The results for the second quarter ended June 30, 2016 include the effects of a $2.3 million loss before income taxes at the Company's Dent-A-Med ("DAMI") segment, which was acquired in October 2015.
“We are pleased with our overall quarterly results and the progress we are making on our strategic objectives. Revenues increased, as compared to the second quarter of 2015, fueled by strong growth at Progressive,” said John Robinson, President and Chief Executive Officer of Aaron's. “We achieved solid margins in the quarter, underscoring our commitment to profitably grow our business.”

“Progressive had an exceptional quarter,” continued Mr. Robinson. “Invoice volume and door growth each increased at double digit rates, and the EBITDA margin reached 14%, aided by strong lease portfolio performance. The team is executing well across all aspects of the business, and we believe the acceleration in door growth is a positive indicator of future revenue.”
“A soft demand environment for the core business continued to impact lease activity, which was below our expectations,” said Mr. Robinson. “In light of the core results, we're taking steps to further address our expense structure, including a thorough review of our store base. We are encouraged by stabilizing trends in comparable store revenues and merchandise write offs over the last few quarters. During the quarter, we also completed the sale of the assets of HomeSmart, which will enable us to sharpen our focus on the performance of our Aaron's store business.”
“Our balance sheet remains strong. We ended the quarter with $242 million in available cash and net debt to capitalization of approximately 13%, which leaves us well positioned to invest in future growth and increase shareholder value,” Mr. Robinson concluded.
Financial Summary
During the first six months of 2016, revenues increased 3.3% to $1.644 billion compared with $1.591 billion for the prior year period. Net earnings were $88.2 million versus $89.8 million last year. Diluted earnings per share were $1.20 compared with $1.23 per share a year ago. The results for the six months ended June 30, 2016 include the effects of a $5.2 million loss before income taxes at our DAMI segment. The effective tax rate for the comparable quarters ending on June 30 was 37.0% in both periods.
On a non-GAAP basis, net earnings for the first six months of 2016 were $95.3 million compared with $98.1 million for the same period in 2015 and diluted earnings per share were $1.30 compared with $1.35 in 2015. Non-GAAP net earnings and diluted earnings per share in 2016 exclude the effects of amortization expense resulting from the 2014 acquisition of Progressive, a gain on the sale of the Company's headquarters building, retirement and severance charges and loss resulting from the Company's previously announced disposition of the assets of its HomeSmart business. In 2015, non-GAAP results exclude the effects of Progressive amortization. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.

Adjusted EBITDA for the Company, which excludes the aforementioned other charges and adjustments, was $192.2 million for the six months ended June 30, 2016 compared with $193.5 million for the same period in 2015. Adjusted EBITDA is a non-GAAP measure that is calculated as the Company's earnings before interest, depreciation on property, plant and equipment, amortization of intangible assets, income taxes and other charges and adjustments.
Core Results
For the second quarter of 2016, overall revenues for the core business decreased 5.4% to $485.5 million from $513.1 million in the second quarter of 2015. Revenues for the first six months of 2016 decreased 5.1% to $1.028 billion compared with $1.083 billion for the same period a year ago. The core business is our traditional lease-to-own store-based business, and represents all of the operations of Aaron’s, Inc., excluding Progressive and DAMI.
On May 13, 2016, the Company completed the sale of the assets of its HomeSmart division. Revenues for the HomeSmart business through May 13, 2016 were $7.5 million for the second quarter and $25.4 million for the year-to-date period through May 13, 2016, compared with $15.5 million and $32.3 million, respectively, for the three and six months ended June 30, 2015. Additionally, the Company recognized charges in connection with the sale totaling $5.6 million, of which $1.0 million were recognized during the second quarter. The charges recognized during the quarter primarily related to the write-down to fair value of certain HomeSmart assets that were not included in the May 13th disposition, but that are expected to be sold in the near future.
Revenues of the Aaron's Sales & Lease Ownership division decreased 4.1% in the second quarter of 2016 to $476.2 million compared with $496.7 million in the second quarter of 2015. This decline was driven by a 1.7% decrease in store revenues and a 15.1% decline in non-retail sales. Non-retail sales are primarily sales of merchandise to Aaron’s Sales & Lease Ownership franchisees.
Earnings before income taxes for the core business were $34.3 million and $95.0 million for the three and six months ended June 30, 2016, respectively, compared with $41.0 million and $103.0 million for the same periods a year ago. Adjusted EBITDA for the core business in the three and six months ended June 30, 2016 was $47.5 million and $118.4 million, respectively, compared with $53.8 million and $129.2 million for the same periods a year ago. As a percentage of revenues, Adjusted EBITDA was 9.8% and 11.5% for the three and six months ended June 30, 2016, respectively, compared with 10.5% and 11.9% for the same periods in 2015. Write offs for damaged, lost or unsaleable merchandise were 3.7% of revenues in the quarter compared to 3.6% in the year ago period.
Same store revenues (revenues earned in Company-operated stores open for the entirety of both quarters) decreased 1.2% during the second quarter of 2016, compared with the second quarter of 2015, and customer count on a same store basis was down 0.6%. Company-operated Aaron's stores had 1,004,000 customers at June 30, 2016, a 1.1% decline from the end of the second quarter a year ago, excluding Homesmart customers for both periods.
Progressive Results
Progressive's revenues in the second quarter of 2016 increased 16.7% to $298.6 million from $255.9 million in the second quarter of 2015. Progressive's revenues for the first six months of 2016 increased 19.2% to $605.2 million from $507.6 million for the same period of 2015. Invoice volume per active door declined 3.6% as the segment experienced a 19% increase in the number of active doors in the quarter to 13,930, up from 11,749 last year. Progressive had 526,000 customers at June 30, 2016, an 11% increase from the second quarter a year ago.
Earnings before income taxes for the Progressive business were $29.1 million and $51.0 million for the three and six months ended June 30, 2016, respectively, compared with $23.3 million and $39.1 million for the same periods a year ago. EBITDA for the second quarter and first six months of 2016 were $41.8 million and $76.5 million, respectively, compared with $36.0 million and $64.3 million, for the same periods of 2015. As a percentage of revenues, EBITDA was 14.0% and 12.6%, respectively, for the second quarter and first six months of 2016 compared with 14.0% and 12.7% for the same periods in 2015. Write offs for damaged, lost or unsaleable merchandise were 4.5% of revenues in the second quarter compared to 6.1% in the same period of 2015.
DAMI Results
Revenues for DAMI were $5.3 million in the second quarter of 2016 and $10.1 million for the first six months of 2016. DAMI's loss before income taxes was $2.3 million for the quarter and $5.2 million for the six months ending June 30, 2016, in line with our expectations. Its pre-tax, pre-provision loss was $773,000 in the quarter and $2.0 million for the first six months of the year. Pre-tax, pre-provision loss is a non-GAAP measure that represents loss before income taxes adjusted so that loan charge-offs and recoveries are recognized in earnings as they occur by excluding the effect on earnings of changes to management's provision for estimated future loan losses. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release for more information regarding the calculation of pre-tax, pre-provision loss.
Significant Components of Revenue
Consolidated lease revenues and fees for the second quarter and first six months of 2016 increased 4.3% and 5.5%, respectively, over the same prior year periods. In addition, franchise royalties and fees decreased 4.6% in the second quarter of 2016 and 4.4% for the first six months of 2016 compared to the same periods a year ago. The decrease in the Company's franchise royalties and fees are the result of a decrease in revenues of the Company's franchisees, which collectively had revenues of $228.1 million during the second quarter and $477.8 million during the first six months of 2016, a decrease of 3.8% and 4.0%, respectively, from the same periods last year. Same store revenues for franchised stores were up 0.4% and same store customer counts were up 1.4% for the second quarter of 2016 compared with the same quarter last year. Franchised stores had 560,000 customers at the end of the second quarter of 2016, a 3.3% decline from a year ago (revenues and customers of franchisees are not revenues and customers of Aaron's, Inc.). Non-retail sales, which are primarily sales of merchandise to Aaron's Sales & Lease Ownership franchisees, decreased 14.0% for the second quarter and decreased 15.8% for the first six months of 2016 compared with the prior-year periods.
Store Count
During the second quarter of 2016, three Company-operated Aaron's Sales & Lease Ownership stores, five franchised Aaron's Sales & Lease Ownership stores and one franchised HomeSmart store were consolidated or closed. The Company acquired one franchised store and sold 82 Company-operated HomeSmart stores.
At June 30, 2016, the Company had 1,221 Company-operated Aaron's Sales & Lease Ownership stores, 721 franchised Aaron's Sales & Lease Ownership stores, and one remaining franchised HomeSmart store. The total number of stores open at June 30, 2016 was 1,943.

2016 Outlook Update
The Company is updating its outlook for the 2016 year to reflect the sale of the assets of HomeSmart and current trends in the business. The Company currently expects to achieve the following:
Core Business

•	Total revenues of approximately $1.95 billion to $2.05 billion compared with the previous outlook of $2.05 billion to $2.15 billion;

•	Lease revenues for 2016 in the range of $1.50 billion to $1.60 billion compared with the previous outlook of $1.55 billion to $1.65 billion;

•	Quarterly same store revenues of approximately negative 3% to flat for the remainder of 2016;

•	Adjusted EBITDA in the range of $195 million to $215 million compared with the previous outlook of $210 million to $230 million;

Progressive

•	EBITDA in the range of $135 million to $145 million compared with the previous outlook of $125 million to $135 million;

Consolidated Results

•	Revenues for 2016 in the range of $3.15 billion to $3.35 billion compared with the previous outlook of $3.25 billion to $3.45 billion, excluding revenues of franchisees;

•	Adjusted EBITDA in the range of $325 million to $355 million compared with the previous outlook of $330 million to $360 million;

•	GAAP diluted earnings per share in the range of $1.92 to $2.12 compared with the previous outlook of $2.03 to $2.23; and

•	Non-GAAP diluted earnings per share in the range of $2.13 to $2.33 compared with the previous outlook of $2.20 to $2.40.
The above outlook does not include the impact of any store consolidations or closures resulting from the review of our store base.
Conference Call and Webcast
Aaron's will hold a conference call to discuss its quarterly financial results on Friday, July 29, 2016, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's Investor Relations website, investor.aarons.com. The webcast will be archived for playback at that same site.

About Aaron's, Inc.
Headquartered in Atlanta, Aaron's, Inc. (NYSE: AAN) is a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, and currently has more than 1,940 Company-operated and franchised stores in 47 states and Canada.  Progressive Leasing, a leading virtual lease-to-own company, provides lease-purchase solutions through approximately 17,000 retail locations in 46 states. Dent-A-Med, Inc. (DAMI), d/b/a the HELPcard®, provides a variety of second-look credit products that are originated through a federally insured bank.  Aaron's was founded in 1955, has been publicly traded since 1982 and owns the Aarons.com, ProgLeasing.com, and HELPcard.com brands. For more information, visit www.aarons.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.'s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may,” “expect,” “expectations,” “forecast,” “guidance,” “intend,” “believe,” “could,” “project,” “estimate,” “anticipate,” “should” and similar terminology. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, legal and regulatory proceedings, customer privacy, information security, customer demand, the integration of the Dent-A-Med acquisition, the execution and results of our new strategy and expense reduction initiatives, risks related to Progressive’s “virtual” lease-to-own business, the outcome of Progressive’s pilot or test programs with various retailers, and the other risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as updated in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016. Statements in this release that are “forward-looking” include without limitation: Aaron’s projected results (including Progressive’s results) for future periods, the statements in this press release under the heading 2016 Outlook Update, statements on cash flow, cost and leverage reductions and strategic initiatives, expectations regarding our ability to invest in future growth, and expectations regarding shareholder value. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron's, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Lease Revenues and Fees	$688,677	$660,472	$1,430,288	$1,355,754
Retail Sales	6,460	7,073	17,415	19,067
Non-Retail Sales	72,610	84,449	151,915	180,486
Franchise Royalties and Fees	14,772	15,491	31,067	32,495
Interest and Fees on Loans Receivable	5,302	—	10,065	—
Other	1,532	1,564	3,030	3,061
Total	789,353	769,049	1,643,780	1,590,863

Costs and Expenses:
Depreciation of Lease Merchandise	321,969	294,362	670,271	610,348
Retail Cost of Sales	3,892	4,849	10,957	12,553
Non-Retail Cost of Sales	63,984	76,463	135,369	163,315
Operating Expenses	330,601	325,555	679,025	653,475
Other Operating Expense (Income), Net	755	277	(5,974)	(1,183)
Total	721,201	701,506	1,489,648	1,438,508

Operating Profit	68,152	67,543	154,132	152,355
Interest Income	507	792	928	1,231
Interest Expense	(5,904)	(5,622)	(12,216)	(11,591)
Other Non-Operating (Expense) Income, Net	(1,631)	1,641	(1,992)	189
Earnings Before Income Taxes	61,124	64,354	140,852	142,184

Income Taxes	22,623	23,808	52,664	52,395

Net Earnings	$38,501	$40,546	$88,188	$89,789

Earnings Per Share	$.53	$.56	$1.21	$1.24
Earnings Per Share Assuming Dilution	$.53	$.56	$1.20	$1.23

Weighted Average Shares Outstanding	72,761	72,572	72,697	72,544
Weighted Average Shares Outstanding Assuming Dilution	73,279	72,965	73,248	72,910

Selected Balance Sheet Data
(In thousands)

	(Unaudited)
	June 30, 2016	December 31, 2015	[1]

Cash and Cash Equivalents	$242,239	$14,942
Investments	20,863	22,226
Accounts Receivable, Net	84,091	113,439
Loans Receivable, Net	83,260	85,795
Lease Merchandise, Net	1,027,635	1,138,938
Property, Plant and Equipment, Net	214,623	225,836
Other Assets, Net	868,736	1,053,995

Total Assets	2,541,447	2,655,171

Debt	493,507	606,746
Total Liabilities	1,081,799	1,288,553

Shareholders' Equity	$1,459,648	$1,366,618

1 $3.7 million of capitalized deferred debt issuance costs were reclassified from Other Assets, Net to be a deduction from Debt as of December 31, 2015 to conform with the current period presentation upon adoption of ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs in the first quarter of 2016.

Selected Cash Flow Data
(In thousands)

	(Unaudited) Six Months Ended
	June 30,
	2016	2015

Cash Provided by Operating Activities	324,339	219,347
Cash Provided/(Used) by Investing Activities	20,874	(20,046)
Cash (Used)/Provided by Financing Activities	(117,916)	(111,706)

Increase in Cash and Cash Equivalents	227,297	87,595
Cash and Cash Equivalents at Beginning of Period	14,942	3,549
Cash and Cash Equivalents at End of Period	$242,239	$91,144

Aaron's, Inc. and Subsidiaries
Quarterly Revenues by Component & Segment
(In thousands)
(Unaudited)

THREE MONTHS ENDED
June 30, 2016
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other	Consolidated Total
Lease Revenues and Fees	$382,705	$298,574	$7,398	$—	$—	$—	$—	$688,677
Retail Sales	6,314	—	146	—	—	—	—	6,460
Non-Retail Sales	71,266	—	—	—	—	1,344	—	72,610
Franchise Royalties and Fees	—	—	—	—	14,772	—	—	14,772
Manufacturing Revenue	—	—	—	—	—	20,246	(20,246)	—
Interest and Fees on Loans Receivable	—	—	—	5,302	—	—	—	5,302
Other	1,179	—	—	—	—	—	353	1,532
	$461,464	$298,574	$7,544	$5,302	$14,772	$21,590	$(19,893)	$789,353

THREE MONTHS ENDED
June 30, 2015
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other	Consolidated Total
Lease Revenues and Fees	$389,240	$255,946	$15,286	$—	$—	$—	$—	$660,472
Retail Sales	6,817	—	256	—	—	—	—	7,073
Non-Retail Sales	83,913	—	—	—	—	536	—	84,449
Franchise Royalties and Fees	—	—	—	—	15,491	—	—	15,491
Manufacturing Revenue	—	—	—	—	—	24,692	(24,692)	—
Interest and Fees on Loans Receivable	—	—	—	—	—	—	—	—
Other	1,238	—	(1)	—	—	—	327	1,564
	$481,208	$255,946	$15,541	$—	$15,491	$25,228	$(24,365)	$769,049

Aaron's, Inc. and Subsidiaries
Six Months Revenues by Component & Segment
(In thousands)
(Unaudited)

SIX MONTHS ENDED
June 30, 2016
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other	Consolidated Total
Lease Revenues and Fees	$800,261	$605,239	$24,664	$—	$—	$—	$124	$1,430,288
Retail Sales	16,687	—	728	—	—	—	—	17,415
Non-Retail Sales	149,450	—	—	—	—	2,465	—	151,915
Franchise Royalties and Fees	—	—	—	—	31,067	—	—	31,067
Manufacturing Revenue	—	—	—	—	—	44,048	(44,048)	—
Interest and Fees on Loans Receivable	—	—	—	10,065	—	—	—	10,065
Other	2,517	—	—	—	—	—	513	3,030
	$968,915	$605,239	$25,392	$10,065	$31,067	$46,513	$(43,411)	$1,643,780

SIX MONTHS ENDED
June 30, 2015
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other	Consolidated Total
Lease Revenues and Fees	$816,732	$507,565	$31,457	$—	$—	$—	$—	$1,355,754
Retail Sales	18,207	—	860	—	—	—	—	19,067
Non-Retail Sales	179,433	—	—	—	—	1,053	—	180,486
Franchise Royalties and Fees	—	—	—	—	32,495	—	—	32,495
Manufacturing Revenue	—	—	—	—	—	52,981	(52,981)	—
Interest and Fees on Loans Receivable	—	—	—	—	—	—	—	—
Other	2,367	—	(1)	—	—	—	695	3,061
	$1,016,739	$507,565	$32,316	$—	$32,495	$54,034	$(52,286)	$1,590,863

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for the second quarter of 2016 each exclude $6.6 million in Progressive-related intangible amortization expense and a $1.0 million loss related to the HomeSmart asset sale. For the first six months of 2016 Non-GAAP net earnings and non-GAAP diluted earnings per share exclude $13.2 million in Progressive-related intangible amortization expense, an $11.1 million gain from the sale of the Company’s headquarters building, $3.7 million in retirement and severance charges and a $5.6 million loss related to the HomeSmart asset sale. Non-GAAP net earnings and non-GAAP diluted earnings per share for 2015 exclude $6.6 million and $13.2 million in Progressive-related intangible amortization expense for the second quarter and first six months of 2015, respectively.
The EBITDA and Adjusted EBITDA figures presented in this press release are calculated as the Company's earnings before interest, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of Non-GAAP net earnings above.
Management believes that Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings provides us with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations. This measure may be useful to an investor in evaluating the underlying operating performance of our business.
EBITDA and Adjusted EBITDA also provides us with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:

•
Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.

•	Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.

•	Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.

Finally, this press release presents pre-tax, pre-provision loss for DAMI, which is also a supplemental measure not calculated in accordance with GAAP. Management believes this measure is useful because it gives management and investors an additional, supplemental metric to assess DAMI’s underlying operational performance for the period, particularly for periods in which we expect growth in DAMI's loan portfolio and corresponding growth in our provisioning for future loan losses. Management uses this measure as one of its bases for strategic planning and forecasting for DAMI.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company's GAAP basis net earnings and diluted earnings per share and the GAAP earnings before income taxes of the Company's segments, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, Adjusted EBITDA and pre-tax, pre-provision loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except earnings per share)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net Earnings	$38,501	$40,546	$88,188	$89,789
Add Progressive-Related Intangible Amortization Expense (1)(2)	4,150	4,150	8,249	8,320
Less Gain on Sale of Building (3)	—	—	(6,932)	—
Add Retirement and Severance Charges (4)	—	—	2,306	—
Add Loss on Sale of HomeSmart (5)	619	—	3,509	—
Non-GAAP Net Earnings	$43,270	$44,696	$95,320	$98,109

Earnings Per Share Assuming Dilution	$.53	$.56	$1.20	$1.23
Add Progressive-Related Intangible Amortization Expense (1)(2)	.05	.05	.11	.12
Less Gain on Sale of Building (3)	—	—	(.09)	—
Add Retirement and Severance Charges (4)	—	—	.03	—
Add Loss on Sale of HomeSmart (5)	.01	—	.05	—
Non-GAAP Earnings Per Share Assuming Dilution (6)	$.59	$.61	$1.30	$1.35
Weighted Average Shares Outstanding Assuming Dilution	73,279	72,965	73,248	72,910

(1)	Net of taxes of $2,438 and $4,926 for the three and six months ended June 30, 2016 calculated using the effective tax rate for the three and six months ended June 30, 2016.

(2)	Net of taxes of $2,437 and $4,855 for the three and six months ended June 30, 2015 calculated using the effective tax rate for the three and six months ended June 30, 2015.

(3)	Net of taxes of $4,139 for the six months ended June 30, 2016 calculated using the effective tax rate for the six months ended June 30, 2016.

(4)	Net of taxes of $1,377 for the six months ended June 30, 2016 calculated using the effective tax rate for the six months ended June 30, 2016.

(5)	Net of taxes of $363 and $2,096 for the three and six months ended June 30, 2016 calculated using the effective tax rate for the three and six months ended June 30, 2016.

(6)	In some cases the sum of individual EPS amounts may not equal total EPS calculations.

DAMI Pre-tax, Pre-provision Loss
(In thousands)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Loss Before Income Taxes	$(2,280)	$—	$(5,162)	$—
Add: Adjustment to Increase Allowance for Loan Losses During Period	1,507	—	3,159	—
Pre-tax, Pre-provision Loss	$(773)	$—	$(2,003)	$—

Aaron's, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)
(Unaudited)

Three Months Ended June 30, 2016
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$—	$38,501
Income Taxes	—	—	—	—	—	—	—	22,623
Earnings (Loss) Before Income Taxes	38,947	29,083	(694)	(2,280)	11,781	536	(16,249)	61,124
Interest Expense (Income)	2,067	5,090	73	988	—	2	(2,316)	5,904
Depreciation	7,156	990	198	101	297	318	3,964	13,024
Amortization	448	6,588	8	145	—	—	—	7,189
EBITDA	$48,618	$41,751	$(415)	$(1,046)	$12,078	$856	$(14,601)	$87,241
Loss on Sale of HomeSmart	—	—	982	—	—	—	—	982
Adjusted EBITDA	$48,618	$41,751	$567	$(1,046)	$12,078	$856	$(14,601)	$88,223

Three Months Ended June 30, 2015
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$—	$40,546
Income Taxes	—	—	—	—	—	—	—	23,808
Earnings (Loss) Before Income Taxes	40,690	23,314	48	—	11,993	376	(12,067)	64,354
Interest Expense (Income)	1,949	5,595	214	—	—	7	(2,143)	5,622
Depreciation	7,328	464	619	—	375	351	3,722	12,859
Amortization	363	6,587	3	—	—	—	—	6,953
EBITDA	$50,330	$35,960	$884	$—	$12,368	$734	$(10,488)	$89,788

1Other segment is primarily revenues attributable to (i) leasing space to unrelated third parties in the corporate headquarters building and (ii) several minor unrelated activities. The pre-tax losses or earnings in the Other segment are the net result of the activity mentioned above, net of the portion of corporate overhead not allocated to the reportable segments for management purposes.

Aaron's, Inc. and Subsidiaries
Non-GAAP Financial Information
Six Months Segment EBITDA
(In thousands)
(Unaudited)

Six Months Ended June 30, 2016
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$—	$88,188
Income Taxes	—	—	—	—	—	—	—	52,664
Earnings (Loss) Before Income Taxes	$95,525	$50,997	$(3,653)	$(5,162)	$24,900	$1,404	$(23,159)	$140,852
Interest Expense (Income)	3,994	10,292	294	1,985	—	2	(4,351)	12,216
Depreciation	14,331	2,065	810	203	610	660	7,935	26,614
Amortization	868	13,175	19	280	—	—	—	14,342
EBITDA	$114,718	$76,529	$(2,530)	$(2,694)	$25,510	$2,066	$(19,575)	$194,024
Gain on Sale of Building	$—	$—	$—	$—	$—	$—	$(11,071)	$(11,071)
Retirement Charges	—	—	—	—	—	—	3,683	3,683
Loss on Sale of HomeSmart	—	—	5,605	—	—	—	—	5,605
Adjusted EBITDA	$114,718	$76,529	$3,075	$(2,694)	$25,510	$2,066	$(26,963)	$192,241

Six Months Ended June 30, 2015
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$—	$89,789
Income Taxes	—	—	—	—	—	—	—	52,395
Earnings (Loss) Before Income Taxes	$99,731	$39,144	$574	$—	$25,891	$1,658	$(24,814)	$142,184
Interest Expense (Income)	3,881	11,064	454	—	—	17	(3,825)	11,591
Depreciation	15,037	918	1,247	—	741	733	7,165	25,841
Amortization	731	13,175	9	—	—	—	—	13,915
EBITDA	$119,380	$64,301	$2,284	$—	$26,632	$2,408	$(21,474)	$193,531

1Other segment is primarily attributable to (i) leasing space to unrelated third parties in the corporate headquarters building and (ii) several minor unrelated activities. The pre-tax losses or earnings in the Other segment are the net result of the activity mentioned above, net of the portion of corporate overhead not allocated to the reportable segments for management purposes.

Reconciliation of 2016 Projected Outlook for EBITDA

	Fiscal Year 2016
	Aaron's Sales & Lease Ownership	Progressive	Consolidated[2]
(in thousands)	Range	Range	Range
Estimated Net Earnings			140,000 - 157,000
Taxes[1]	—	—	80,000 - 93,000
Projected Earnings Before Taxes	145,000 - 165,000	84,000 - 94,000	220,000 - 250,000
Interest Expense (Income)	—	21,000	24,000
Depreciation	50,000	4,000	54,000
Amortization	2,000	26,000	29,000
Projected EBITDA	197,000 - 217,000	135,000 - 145,000	327,000 - 357,000
Projected Other Adjustments, Net	(2,000)	—	(2,000)
Projected Adjusted EBITDA	195,000 - 215,000	135,000 - 145,000	325,000 - 355,000
1 Taxes are calculated on a consolidated basis and are not identifiable by company divisions.
2 For the reconciliation above Consolidated data includes other divisions and is not the sum of Aaron's Sales & Lease Ownership and Progressive data.

Reconciliation of 2016 Projected Outlook for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Fiscal Year 2016
	Low Range	High Range
Projected Earnings Per Share Assuming Dilution	$1.92	$2.12
Add Projected Progressive-Related Intangible Amortization Expense	.23	.23
Less Sum of Other Adjustments	(.02)	(.02)
Projected Non-GAAP Earnings Per Share Assuming Dilution	$2.13	$2.33